Exhibit 10.3

1635 Energy Park DriveSt. Paul, MN 55108-2703 Tel: 651-917-4060 Fax: 651-917-4066

June 26, 2009

Tony Borowicz
QiG Group, LLC
10000 Wehrle Drive
Clarence, NY 14031

Re: Business Agreement by and between Minnetronix, Inc. (“Minnetronix”) and QiG Group, LLC (“Client”) dated April 30, 2009 (“Business Agreement”).

Dear Mr. Borowicz:

This letter agreement supplements the Business Agreement by and between Minnetronix and Client.

Minnetronix has agreed to conduct a study on the industrial design of spinal cord stimulation systems. As part of that study, each participant in the study is signing an Informed Consent Form substantially in the form attached to this letter agreement as Exhibit A. That Informed Consent Form, amongst other things, states that (a) Minnetronix and the two sponsors of the study will not sell or otherwise disclose to any other third party any personal information of a participant which may be obtained in the study, and (b) all reasonable efforts will be used by Minnetronix and its sponsors to protect the confidentiality of the identifiable information. Client is one of the sponsors referred to in the Informed Consent Form.

By signing this letter agreement below:

(i)     Client covenants that it shall comply with the commitments set forth in the Informed Consent Form applying to Client as a sponsor;

(ii)     Except to the extent of any Losses covered in subsection (iii) below and to the extent of any Losses covered by Section 7.1 of the Business Agreement, Client shall indemnify, defend, and hold harmless Minnetronix and its officers, directors, employees, agents, successors and assigns (each a “Minnetronix Indemnitee”) from and against any and all Losses (as defined in the Business Agreement) that a Minnetronix Indemnitee may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party, including without limitation a participant in the study is performing on the industrial design of spinal cord stimulation systems, against any of the Minnetronix Indemnitees and arising out of or relating to any violation by Client of any commitment set forth in the Informed Consent Form;

(iii)     Except to the extent of any Losses covered in subsection (ii) above and to the extent of any Losses covered by Section 7.2 of the Business Agreement, Minnetronix shall indemnify, defend, and hold harmless Client and its officers, directors, employees, agents, successors and assigns (each a “Client Indemnitee”) from and against any and all Losses that a Client Indemnitee may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party, including without limitation a participant in the study Minnetronix is performing on the industrial design of spinal cord stimulation systems, against any of the Client Indemnitees and arising out of or relating to any violation by Minnetronix of any commitment set forth in the Informed Consent Form;

(iv)    THE PARTIES AGREE THAT, CONSISTENT WITH THE EXCEPTION FOR BREACH OF SECTION 6 OF THE BUSINESS AGREEMENT (AS SPECIFIED IN THE SECOND SENTENCE OF SECTION 7.4), THE LIABILITY FROM ANY BREACH OF SUBSECTION (i) ABOVE OR UNDER SUBSECTIONS (ii) AND (iii) ABOVE SHALL NOT BE LIMITED BY THE TERMS OF THE SECOND SENTENCE OF SECTION 7.4 OF THE BUSINESS AGREEMENT (THE AGGREGATE DAMAGES CAP); and

(v)     Any indemnification claims under this letter agreement are governed by the terms of Section 7.3 of the Business Agreement. Each party acknowledges that Section 6.1(c) of the Business Agreement does not apply to the information disclosed under the Informed Consent Form.

This letter agreement is hereby incorporated into the Business Agreement by and between Minnetronix and Client. Please indicate your agreement with the terms of this letter agreement by signing below and faxing this letter to me immediately at 651.695.7228.

Sincerely,

/s/ Jonathan D. Pierce

Jonathan D. Pierce Chief Operating Officer Minnetronix, Inc.

The undersigned, on behalf of the above addressee, agrees to the terms of this letter agreement:

Signature: /s/ Anthony W. Borowicz

Name: Anthony Borowicz

Title: VP Finance

Date: June 29, 2009

Exhibit A

Informed Consent Form

INFORMED CONSENT FORM

Minnetronix is conducting a study on the industrial design of spinal cord stimulation systems. Through this study Minnetronix hopes to learn more about how people are using and interacting with their systems and, in particular, the programmer and battery recharger. The information obtained by Minnetronix in the study will be used to design and develop more user-friendly spinal cord stimulation systems. You were selected as a possible participant in this study because your physician has notified us that you have an implanted spinal cord stimulation system and you have, at least initially, expressed a willingness to participate in this study.

If you decide to participate in this study, you will be asked to meet with a Minnetronix representative in a hotel conference room in the Denver area for a two-hour videotaped interview. Additionally, several months after the interview, Minnetronix may contact you to request a second, brief follow-up interview. You are not obligated to participate in the follow-up interview and may discontinue participation in this study at any time.

Only Minnetronix and its two sponsors will have access to the study data and information. By signing this informed consent form you agree that Minnetronix, any successor to Minnetronix, and its sponsors may use your personal health information for purposes of the study. Neither Minnetronix nor its sponsors will sell or otherwise disclose to any other third party any personal information which may be obtained in the study. All reasonable efforts will be used by Minnetronix and its sponsors to protect the confidentiality of your identifiable information. Further, while Minnetronix will videotape your interview, your face will not be shown and only your first name will be used.

The study does not involve any medical procedures. There should be no medical risks associated with participating in the study. You will not get any direct clinical benefit from taking part in this study. Hopefully, the information gained from this study will help in the treatment of future patients.

In exchange for your participation in this study, Minnetronix will pay you a fee of $50 per hour. This fee will be paid for interview time only. You will not be paid for travel time or travel expenses. This fee will be paid by check, which will be mailed to you at the address you included below shortly after the completion of the interview.

If you have any questions, please contact Anne Mickelson at (     )                 who will be happy to answer them.

You will be offered a copy of this form to keep.

You are making a decision whether or not to participate. You are not required to participate in the study if you do not wish to. Your signature indicates that you have read the information provided above and have decided to participate. You may withdraw and discontinue participation in this study at any time.

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